UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  05/30/2006

CECO ENVIRONMENTAL CORP
(Exact name of registrant as specified in its charter)

Commission File Number:  0-7099

DE	13-2566064
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

3120 Forrer Street, Cincinnati, OH 45209
(Address of principal executive offices, including zip code)

(416) 593-6543
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 1.01.    Entry into a Material Definitive Agreement

CECO entered into a letter agreement ("Letter Agreement") with Fifth Third Bank, CECO's lender, as of May 30, 2006, permitting CECO to pay accrued and unpaid interest on, and the entire unpaid principal balance of, all of the indebtedness and other obligations owing by CECO to each of ICS Trustee Services Ltd. ("ICS") and Harvey Sandler ("Sandler")(collectively, the "ICS and Sandler Subordinated Debt"), as evidenced by that certain: (i) Second Amended and Restated Replacement Promissory Note, dated February 2, 2006, in the original principal amount of $500,000 from the Company to Sandler, and (ii) Third Amended and Restated Replacement Promissory Note, dated February 6, 2006, in the original principal amount of $500,000 from the Company to ICS.

On May 31, 2006 CECO repaid in full the ICS and Sandler Subordinated Debt. CECO used proceeds from the exercise of certain warrants of approximately $892,680 and advances under Third Fifth Bank loan proceeds in the aggregate approximate amount of $167,320 to make such payments.

Harvey Sandler may be deemed an affiliate of CECO by virtue of benefically owning in excess of 10% of the common stock of CECO. The Audit Committee of CECO approved the payment.

The description set forth herein of the terms and conditions of the Letter Agreement is qualified in its entirety by reference to the full text of such agreement, which is filed with this report as Exhibit 10.1 and incorporated by reference into this Item 1.01.

Item 9.01.    Financial Statements and Exhibits

Exhibit 10.1 Loan Letter Agreement

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CECO ENVIRONMENTAL CORP

Date: June 01, 2006	By:	/s/ Dennis W. Blazer
Dennis W. Blazer
Chief Financial Officer and Vice President-Finance & Administration

Exhibit Index

Exhibit No.	Description
EX-10.1	Loan Letter Agreement